EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Ruth’s Chris Steak House, Inc.:

We consent to the use of our report dated April 22, 2005, except as to paragraph one of Note 18, which is as of August 1, 2005, with respect to the consolidated balance sheets of Ruth’s Chris Steak House, Inc. as of December 28, 2003 and December 26, 2004, and the related consolidated income statements, statements of shareholders’ deficit and cash flows for each of the years in the three-year period ended December 26, 2004 and the related financial statement schedule, included herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the registration statement and related prospectus.

As discussed in Note 2 to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, in 2003.

/s/    KPMG LLP

New Orleans, Louisiana

August 2, 2005